SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2006

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27441	54-1878819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1500 Eckington Place, N.E.
Washington, DC	20002
(Address of principal executive offices)	(Zip Code)

(202) 380-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 24, 2006, XM Satellite Radio Holdings Inc. announced that it has engaged Nathaniel A. Davis, a member of the Board of Directors, to serve as its President and Chief Operating Officer, effective immediately. Mr. Davis will continue to serve on the Board of Directors. Board member Jeffrey D. Zients has replaced Mr. Davis on the Audit Committee and existing Audit Committee member Eddy W. Hartenstein has taken over as chair of the Audit Committee. Board member George W. Haywood has replaced Mr. Davis on the Nominating Committee. XM’s board of directors continues to have a majority of independent directors. Hugh Panero will continue to serve as Chief Executive Officer and member of the Board of Directors and Gary Parsons will continue to serve as Chairman of the Board of Directors.

Mr. Davis has entered into an employment agreement with XM similar in form to the employment agreement XM has with its Chief Executive Officer. Under his employment agreement, Mr. Davis will receive a base salary of $500,000 for the first year of the agreement, with increases on the first and second anniversary of the effective date to $550,000 and $600,000, respectively. Mr. Davis will receive a one-time signing bonus consisting of $150,000 and 20,000 shares of stock. Mr. Davis will be entitled to discretionary bonuses determined by the Board of Directors, provided that for performance during the partial year of 2006, Mr. Davis will be guaranteed at least one half of the pro-rata target bonus regardless of the Company’s performance.

As contemplated by Mr. Davis’s employment agreement, under the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, on July 20, 2006 we granted to Mr. Davis a 10-year option to purchase 400,000 shares of Class A common stock at an exercise price of $11.92 per share, the closing price of our Class A common stock on the date of the grant, and 200,000 shares of restricted stock. Each of the option and the restricted stock grant vests in equal installments on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions. In addition, for seven years following the effective date of the employment agreement, Mr. Davis may not sell vested shares of restricted stock (other than to fund the payment of taxes due as a result of vesting) until the average closing price of our Class A common stock over any seven consecutive trading days equals or exceeds 150% of our stock price on the date of grant. The grants to Mr. Davis were based upon the forms of option and restricted stock award agreements previously adopted by the Board of Directors.

In the event of termination of Mr. Davis’s employment without cause or if Mr. Davis resigns for good reason, including a change of control, we will continue to pay Mr. Davis’s base salary and will continue to make available all applicable benefits for two years from the date of termination. We also will pay to Mr. Davis a pro-rated discretionary bonus, based on the percentage of base salary awarded as a discretionary bonus in the previous year, for the portion of the year prior to termination. In addition, all options and restricted stock granted to Mr. Davis would vest immediately and options would remain exercisable for eighteen months. If we offer to renew Mr. Davis’s employment agreement but his employment nevertheless terminates upon expiration of the agreement, any restricted shares and options scheduled to vest on July 20, 2009 will immediately vest and any vested options will remain exercisable for three months; all other non-vested options and restricted stock would be forfeited. If we do not offer to renew Mr. Davis’s employment agreement and his employment terminates upon expiration of the agreement, all options and restricted stock previously granted will vest immediately and vested options will remain exercisable for eighteen months. Mr. Davis is entitled to reimbursement for any excise taxes incurred by him on payments made by us to him in connection with a change of control.

Mr. Davis’s employment agreement restricts him from engaging in any business in the United States that resembles or competes with our company for a period of one year following termination of his employment.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On July 24, 2006, XM Satellite Radio Holdings Inc. announced that it has engaged Nathaniel A. Davis, a member of the Board of Directors, to serve as its President and Chief Operating Officer, effective immediately. The information contained in Item 1.01 of this 8-K is incorporated by reference into this Item 5.02(c).

Mr. Davis, age 52, has served as a member of our Board of Directors since October 1999 and was previously managing director of Rannd Advisors, Oakton, Virginia. Until May 2003, Mr. Davis was President and Chief Operating Officer and a member of the board of directors of XO Communications Inc., formerly Nextlink Communications Inc. From October 1998 to December 1999, he was Executive Vice President of Nextel Communications where he had responsibility for the technical and engineering operations of Nextel’s nationwide switching and wireless communications network, billing and information technology systems. From August 1986 through September 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and Chief Financial Officer of MCI Telecommunications. Mr. Davis serves on the board of directors of Mutual of America Capital Management Corporation and Charter Communications.

Board member Jeffrey D. Zients has replaced Mr. Davis on the Audit Committee, existing Audit Committee member Eddy W. Hartenstein has taken over as chair of the Audit Committee and Board member George W. Haywood has replaced Mr. Davis on the Nominating Committee.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated as of July 20, 2006, between XM Satellite Radio Holdings Inc. and XM Satellite Radio Inc. and Nathaniel A. Davis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XM SATELLITE RADIO HOLDINGS INC.

Date: July 24, 2006	By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum
General Counsel and Secretary

EXHIBIT INDEX

10.1	Employment Agreement, dated as of July 20, 2006, between XM Satellite Radio Holdings Inc. and XM Satellite Radio Inc. and Nathaniel A. Davis.